CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Schwab Capital Trust of our report dated December 16, 2016, relating to the financial statements and financial highlights, which appears in Laudus Small-Cap MarketMasters Fund’s and Laudus International MarketMasters Fund’s Annual Report on Form N-CSR for the year ended October 31, 2016. We also consent to the references to us under the headings “Financial Highlights,” “Independent Registered Public Accounting Firm,” and “Portfolio Holdings Disclosure” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Francisco, CA
June 16, 2017